EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                                      Three Months Ended       Nine  Months Ended
                                                      September 27, 1998       September 27, 1998
                                                      ------------------       ------------------
EARNINGS:


Earnings (loss) before income taxes (Notes 1 and 2)           $ 108.4                $ (773.3)
Interest expense                                                 34.7                   107.0
Portion of rent expense representative of an
   interest factor                                                6.3                    18.9
                                                              -------                --------

Adjusted earnings (loss) before income taxes and
   fixed charges                                              $ 149.4                $ (647.4)
                                                              =======                ========


FIXED CHARGES:

Interest expense                                              $  34.7                $  107.0
Portion of rent expense representative
   of an interest factor                                          6.3                    18.9
                                                              -------                --------

Total fixed charges                                           $  41.0                $  125.9
                                                              =======                ========

RATIO OF EARNINGS TO FIXED
   CHARGES (DEFICIENCY)
   (Notes 1, 2 and 3)                                            3.64                     --
                                                              =======                ========



Note:

              1. Included in earnings (loss) before income taxes for the nine months ended September 27, 1998, are restructuring charges in the amount of $154.2, a write-off of goodwill in the amount of $900.0, and a gain on the sale of businesses of $63.4.

              2. Included in earnings before income taxes for the three months ended September 27, 1998, are restructuring charges in the amount of $14.2 and a gain on the sale of businesses of $26.9.

              3. Earnings (loss) before income taxes for the nine months ended September 27, 1998, were insufficient to cover fixed charges by the amount of $773.3.